UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2015

Endurance International Group Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001- 36131	46-3044956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Corporate Drive, Suite 300 Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 852-3200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On August 4, 2015, Endurance International Group Holdings, Inc. (the “Company”) issued a press release announcing certain financial results and other information for the quarter ended June 30, 2015. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information reported under Item 2.02 in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2015, the Company announced that effective September 15, 2015, Tivanka Ellawala will resign his position as Chief Financial Officer. Mr. Ellawala will remain with the Company in a new role driving the company’s e-commerce strategy, working out of the Seattle area, where his family is based.

The Company concurrently announced that effective September 15, 2015, Marc Montagner will be appointed as the Company’s Chief Financial Officer.

Mr. Montagner, age 54, joins the Company from LightSquared, Inc., a wireless broadband and satellite company, where he has served as Chief Financial Officer since January 2012 and where he served as Executive Vice President of Sales, Marketing & Strategy from 2009 to June 2010. From June 2010 to December 2011, Mr. Montagner served as Managing Partner of DuPont Circle Partners LLC, a mergers and acquisitions (M&A) advisory firm focused on the technology and telecommunications industry. Before joining LightSquared, Mr. Montagner was a Managing Director and the Co-Head of the Global Telecom, Media and Technology Group at Banc of America Securities from 2007 to 2009. Prior to that, he was Senior Vice President of Corporate Development and M&A at Sprint Nextel. Mr. Montagner had previously been a Managing Director at Morgan Stanley and started his career at France Telecom North America. He holds an M.S. degree in Electrical Engineering from the École Nationale Supérieure des Télécommunications, in Paris, and an M.B.A. from Columbia University.

Mr. Montagner has entered into an employment agreement with the Company (the “Employment Agreement”) under which he will receive an initial annual base salary of $450,000 and will be eligible to earn an annual bonus in accordance with the Company’s Management Incentive Plan, with a target opportunity of 75% of his base salary. Mr. Montagner will receive an equity award with a total value of $2,500,000, split equally between an award of restricted stock and an option to purchase shares of the Company’s common stock, each award to vest over a four year period. Mr. Montagner will also receive a sign-on bonus of $400,000 payable in two installments, a relocation bonus of $250,000 and other relocation-related reimbursements.

The Employment Agreement has an initial term of two years and then automatically renews for successive one-year terms, unless either we or Mr. Montagner provide written notice of non-renewal to the other party at least 90 days prior to the expiration of the then-current term, or if it is terminated earlier in accordance with its terms.

In the event Mr. Montagner is terminated without cause or he resigns his employment for good reason, he will be entitled to continued payment of his base salary for a period of 12 months, or if the termination occurs within the one-year period following a change in control, 24 months; payment of his annual bonus at target over a period of 12 months, or if the termination occurs within the one-year period following a change in control, 24 months; and reimbursement on a monthly basis for the COBRA premiums that he would be required to pay to continue group health insurance coverage for a period of up to 18 months following his termination. In order to receive these severance payments, Mr. Montagner must sign a general release in favor of us and our affiliates and abide by specified restrictive covenants, including 18-month non-competition and non-solicitation covenants, as well as confidentiality and non-disparagement obligations.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference. A copy of the related press release is also attached hereto as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated as of August 3, 2015, by and between Endurance International Group Holdings, Inc. and Marc Montagner.

99.1	Press release issued by Endurance International Group Holdings, Inc. on August 4, 2015.

99.2	Press release issued by Endurance International Group Holdings, Inc. on August 3, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

Date:	August 4, 2015

/s/ Tivanka Ellawala
(Signature)
		Name:	Tivanka Ellawala
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of August 3, 2015, by and between Endurance International Group Holdings, Inc. and Marc Montagner.

99.1	Press release issued by Endurance International Group Holdings, Inc. on August 4, 2015.

99.2	Press release issued by Endurance International Group Holdings, Inc. on August 3, 2015.